TIDAL TRUST II 485BPOS

Exhibit 99(d)(xx)(ii)

SECOND AMENDMENT TO THE

TIDAL TRUST II

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

This Second Amendment to the Investment Advisory Agreement (the “Amendment”) is made as of February 6, 2025, by and between TIDAL TRUST II (the “Trust”) and TIDAL INVESTMENTS LLC (the “Adviser”).

BACKGROUND:

A.	The Trust and the Adviser have entered into an Investment Advisory Agreement dated as of January 16, 2024, as amended to date (the “Agreement”) pursuant to which the Adviser is engaged by the Trust to serve as the investment adviser to each Fund identified on the then-current Schedule A to the Agreement.

B.	The Trust and the Adviser desire to amend and restate Schedule A to the Agreement to add ten new Funds. In particular, the parties desire to amend and restate Schedule A to add the following new Funds:

●	STKd 100% COIN & 100% NVDA ETF

●	STKd 100% NVDA & 100% MSTR ETF

●	STKd 100% MSTR & 100% COIN ETF

●	STKd 100% COIN & 100% HOOD ETF

●	STKd 100% NVDA & 100% AMD ETF

●	STKd 100% TSLA & 100% MSTR ETF

●	STKd 100% TSLA & 100% NVDA ETF

●	STKd 100% SMCI & 100% NVDA ETF

●	STKd 100% UBER & 100% TSLA ETF

●	STKd 100% META & 100% AMZN ETF

C.	Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties.

D.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties herein above set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL TRUST II,		TIDAL INVESTMENTS LLC
on behalf of its series listed on Amended and Restated Schedule A

By:	/s/ Eric W. Falkeis	By:	/s/ Daniel H. Carlson
Name:	Eric W. Falkeis	Name:	Daniel H. Carlson
Title:	Principal Executive Officer	Title:	Chief of Staff

Amended AND RESTATED

Schedule A

to the

TIDAL TRUST II

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

Fund Name	Advisory Fee
Quantify Absolute Income ETF	1.05%
STKD Bitcoin & Gold ETF	0.99%
STKd 100% COIN & 100% NVDA ETF	1.29%
STKd 100% NVDA & 100% MSTR ETF	1.29%
STKd 100% MSTR & 100% COIN ETF	1.29%
STKd 100% COIN & 100% HOOD ETF	1.29%
STKd 100% NVDA & 100% AMD ETF	1.29%
STKd 100% TSLA & 100% MSTR ETF	1.29%
STKd 100% TSLA & 100% NVDA ETF	1.29%
STKd 100% SMCI & 100% NVDA ETF	1.29%
STKd 100% UBER & 100% TSLA ETF	1.29%
STKd 100% META & 100% AMZN ETF	1.29%

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